Exhibit 99.1

AVAX Technologies, Inc.	Contact:
OTCMarket: AVXT.OB	Richard P. Rainey	Chris Hamrick
For Immediate Release	AVAX	CTCA
	(215) 241-9760	(847) 528-8185

AVAX Technologies Announces Collaboration with Cancer Treatment Centers of America

— Planned launch of trial with O-Vax for the treatment of Ovarian Cancer —

Philadelphia, PA, February 20, 2007 - AVAX Technologies, Inc. (OTCMarket: AVXT.OB) today announces it has executed a collaboration and production agreement with Cancer Treatment Centers of America, Inc. (CTCA) for AVAX’s O-Vax, the AC Vaccine Therapeutic for the treatment of Ovarian Cancer and for the production of CTCA’s activated natural killer (NK) cell technology for the treatment of various human cancers. AVAX intends to activate a Phase I/II IND for the treatment of Stage III & IV Ovarian Cancer patients who have relapsed following chemotherapy. In the planned study, AVAX will evaluate patients for safety and immunological responses, as measured by Delayed Type Hypersensitivity (DTH). The study will be centered in CTCA’s hospital in Zion, Illinois, although eligible patients also will be referred from CTCA’s other clinical centers in Tulsa, Philadelphia, and Seattle.

Terms of the collaboration are for a three-year period. CTCA will provide funding to AVAX for the initial production of vaccines, and for AVAX to bring on line its biological clean room facility in Philadelphia, PA that will be utilized to produce vaccines and activated NK cell preparations for the treatment of patients. Over the three-year term of the agreement AVAX will receive research and development funding support of $1,150,000.

“We are pleased to enter into this very important collaboration with CTCA and look forward to begin offering O-Vax in a clinical study as another therapeutic alternative in the battle against Ovarian Cancer,” stated Richard Rainey, President of AVAX. Mr. Rainey continued, “This alliance will allow us to expand the therapeutic utility of the AC Vaccine platform along with our ongoing Phase I/II programs in melanoma and non-small cell lung cancer and our recently launched Phase III Registration study in melanoma.

Results from two phase I/II trials of O-Vax have been reported. In the first trial, 9 evaluable patients with newly-diagnosed adenocarcinoma of the ovary underwent standard debulking surgery plus 6 cycles of chemotherapy (taxol + platinum) prior to receiving DNP-vaccine. In the second trial, 13 evaluable patients with bulky, chemotherapy-refractory disease were treated. Positive DTH (5 mm induration) to autologous DNP-modified tumor cells was elicited in 19/22 patients (median = 14 mm induration). More importantly DTH to unmodified tumor cells was induced in 17/22 patients and (median = 6). Unexpectedly, a clinical response was observed as well: One patient, who had previously had excision of a peritoneal tumor, exhibited complete regression of a residual peritoneal mass by CT and a concomitant fall in serum CA-125 from 65 to 6. Both the CT and CA-125 responses were maintained for 6 months. These studies provide encouragement that O-Vax may prove effective in chemotherapy-resistant Ovarian cancer.

“We are very excited to be part of a new chapter in the fight against ovarian cancer,” said Dr. Edgar Staren, Chief Medical Officer at Cancer Treatment Centers of America. “Ovarian cancer is a very complex cancer that is often resistant to chemotherapy, radiation and surgery. At Cancer Treatment Centers of America, our commitment to cancer patients is to help fight their cancer with the most advanced medical technology available. This partnership with AVAX gives hope to ovarian cancer patients who are told far too often that there is nothing more that can be done for them. Once the IND is approved, this treatment option will work well with our unique integrative care model that combines state-of-the-art traditional medicine with scientifically-based complementary therapies like nutrition, naturopathy, physical therapy, mind-body medicine and spiritual support to go beyond treating the tumor and supporting the needs of the whole person – all under one roof.”

About the AC Vaccine Therapeutic

The AC Vaccine is a therapeutic treatment prepared by attaching a small chemical to the patient’s tumor cells in a process known as haptenization. This hapten modification allows the tumor cells to stimulate a T cell-based immune response to a patients own tumor cells. An early indicator of T cell immune activity is Delayed Type Hypersensitivity (DTH).

About Ovarian Cancer

The American Cancer Society reports that ovarian cancer is the 8th most common cancer among women and is the fifth leading cause of cancer related deaths in women. It is estimated that there will be 22,430 new cases of ovarian caner in the U.S. in 2007 and 15, 280 cancer related deaths. Two-thirds of the cases of Ovarian Cancer will occur in women over 55.

About Cancer Treatment Centers of America

Founded in 1988, Cancer Treatment Centers of America provides a comprehensive, patient-centered treatment model that fully integrates traditional, state-of-the-art medical treatments with scientifically-supported complementary and alternative therapies such as nutrition, naturopathy, psychological counseling, physical therapy and spiritual support to meet the special, whole-person needs of cancer patients with complex treatment needs. With a network of cancer treatment hospitals and community oncology programs in Illinois, Oklahoma, Pennsylvania and Washington, Cancer Treatment Centers of America encourages patients and their families to participate in treatment decisions with its Patient Empowerment MedicineSM model. For more information about Cancer Treatment Centers of America go to www.cancercenter.com.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic treatment for cancer. In addition, the Company performs contract-manufacturing services for biological products to other pharmaceutical and biotechnology companies.

###

Except for statements that are historical, the statements in this release are “forward-looking” statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company’s prospects, including (1) the Company’s current need for additional capital to continue its development programs and to fund the planned Phase III clinical trial for M-Vax, (2) possible future FDA or AFSSAPS questions regarding the Company’s products and manufacturing processes, (3) the results of clinical and laboratory testing of its vaccine technologies, including particularly the results of the planned

Phase III clinical trial for M-Vax, (4) the Company’s ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (5) the Company’s ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, (6) the Company’s ability to manufacture, receive and ship its vaccine products for clinical and commercial distribution, as well as other risks detailed from time to time in AVAX’s public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

###